                                                          CONFIDENTIAL TREATMENT
                                                          EXHIBIT 10.33

THE REGISTRANT HAS REQUESTED CONFIDENTIAL TREATMENT FOR CERTAIN PORTIONS OF THIS AGREEMENT. THOSE PORTIONS HAVE BEEN OMITTED FROM THIS COPY OF THE AGREEMENT AT THE PLACES INDICATED BY "XXXXXXXXXX"; AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                CENTOCOR, INC./FUJISAWA PHARMACEUTICAL CO., LTD.

                      ReoPro/TM/  Distribution Agreement

     THIS AGREEMENT, made and effective as of August 15, 1996, (the "Effective Date") is by and between Centocor, Inc., a Pennsylvania corporation having its principal place of business at 200 Great Valley Parkway, Malvern, Pennsylvania 19355, United States of America ("Centocor") and Fujisawa Pharmaceutical Co., Ltd., a Japanese corporation having its registered office at 4-7, Doshomachi, 3-chome, Chuo-ku, Osaka, 541, Japan ("Fujisawa").

                              W I T N E S S E T H:

     WHEREAS, Centocor has reacquired all rights to ReoPro/TM/ (as hereinafter defined) in Japan from Eli Lilly and Company ("Lilly"), and is seeking a partner to co-develop ReoPro/TM/ in Japan and then market, promote, distribute and sell ReoPro/TM/ in Japan;


     WHEREAS, Fujisawa has substantial marketing, research and development and clinical expertise and capabilities in the pharmaceutical industry.

     WHEREAS, Centocor desires to jointly obtain with Fujisawa, Product Approval (as hereinafter defined) of ReoPro/TM/ in Japan and desires that Fujisawa sell ReoPro/TM/ in Japan;

     WHEREAS, Fujisawa is willing to promptly commence best efforts to jointly obtain with Centocor or a Centocor Affiliate, as soon as practical, Product Approval in Japan; and

     WHEREAS, Fujisawa, upon receipt of Product Approval, is willing to use its best efforts to sell ReoPro/TM/ in Japan.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows.

1  DEFINITIONS
   -----------

   The following terms, when used with initial capital letters, shall have the following meanings (and the singular shall include the plural and vice-versa) unless the context clearly indicates to the contrary:

     1.1 The term "ReoPro/TM/" shall mean Centocor's chimeric (human-murine) 7E3 Fab monoclonal anti-platelet antibody-based pharmaceutical product (abciximab), known as ReoPro/TM/ trademark, for use in the Field.

     1.2 The term "Field" shall mean the field of cardiovascular diseases, including stroke. For purposes of Article 4.4, the term "Field" shall be expanded to include any non-cardiovascular fields for which ReoPro/TM/ may be commercialized.

     1.3 The term "Product Approval" shall mean all governmental approvals necessary to import and sell ReoPro/TM/ in Japan.

     1.4 The term "NHI Price" shall mean the price for ReoPro/TM/ approved by the Ministry of Health and Welfare of Japan in accordance with The National Health Insurance Reimbursement System in Japan.

     1.5 The term "Commercial Sale" shall mean the sale of ReoPro/TM/ by Fujisawa or a Fujisawa Affiliate, after receipt of Product Approval, to any third party wholesaler or any other customer not a Fujisawa Affiliate.

     1.6 The term "Affiliate" shall mean any corporation, company, partnership and/or firm which controls, or is controlled by, either party. For purposes of this Article, control shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the legal power to direct the management and policies of such entities.

     1.7 The term "Vial" shall mean a vial containing ten (10) mg. of the active ingredient of ReoPro/TM/. The quantity of active ingredient of ReoPro/TM/ in each Vial may be altered upon the mutual consent of the parties.

     1.8 The term "Net Sales Price" shall mean, for each applicable period, the aggregate of the gross invoicing prices from Commercial Sales, less (a) rebates and margins granted by Fujisawa to wholesalers, (b) credits or allowances granted for defective or returned ReoPro/TM/, (c) local shipping expenses and the insurance therefor, and (d) Japanese consumption tax on Fujisawa's sales of ReoPro/TM/ to wholesalers; provided, however, that deductions from gross sales taken pursuant to clauses (a), (b) and (c) shall not, in the aggregate, exceed XXXXXXXXXX of NHI Price sales, and provided further, that this definition of Net Sales Price may be changed by the mutual agreement of the parties in the event of changes in market conditions or Fujisawa's pricing system.

2    REPRESENTATIONS AND WARRANTIES OF CENTOCOR
     ------------------------------------------

     2.1  Centocor represents and warrants to Fujisawa as follows:

          (a) Organization and Good Standing.  Centocor is a corporation duly
              ------------------------------
organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership of its property makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a material adverse effect on the consolidated financial condition or results of operations of Centocor and Centocor Affiliates, and is authorized to own or lease its properties and to carry on its business as it is now being conducted.

          (b) Authority.  Centocor has the corporate power to enter into this
              ---------
Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Centocor and this Agreement has been duly executed by and constitutes the legally binding obligation of Centocor enforceable in accordance with its terms (except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and general principles of equity). The execution and delivery of this Agreement do not violate the provisions of, constitute a default under or give rise to rights of any entity under (i) any laws applicable to Centocor, (ii) Centocor's Articles of Incorporation or By-laws, (iii) any judgment, decree or order of any court or governmental agency applicable to Centocor, Centocor Affiliates or their respective assets or (iv) any agreements, contracts or commitments to which Centocor or any Centocor Affiliate is a party or by which they or their respective assets are bound.

          (c) Brokers and Finders.  Centocor has not employed any broker,
              -------------------
finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

          (d) Amendment to Agreement with Lilly. Centocor and Lilly have amended
              ---------------------------------
their Sales and Distribution Agreement as follows: "the term "Territory" as it applies to ReoPro shall mean "the entire world, except for Japan". Centocor has thereby reacquired all rights to ReoPro/TM/ in Japan from Lilly.

          (e) Status of ReoPro/TM/ in United States.  Centocor has received
              -------------------------------------
from the United States Food and Drug Administration approval to market and sell ReoPro/TM/ in the United States.

          (f) Access to Information.  Centocor has not withheld from Fujisawa
              ---------------------
any adverse information pertaining to ReoPro/TM/.

3    REPRESENTATIONS AND WARRANTIES OF FUJISAWA
     ------------------------------------------

     3.1  Fujisawa represents and warrants to Centocor as follows:

          (a) Organization and Good Standing.  Fujisawa is a corporation duly
              ------------------------------
organized, validly existing and in good standing under the laws of Japan.

          (b) Authority.  Fujisawa has the corporate power to enter into this
              ---------
Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Fujisawa and this Agreement has been duly executed by and constitutes the legally binding obligation of Fujisawa enforceable in accordance with its terms (except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and general principles of equity). The execution and delivery of this Agreement by Fujisawa do not violate the provisions of, constitute a default under or give rise to rights of any entity under (i) any laws applicable to Fujisawa, (ii) the charter documents or By-Laws of Fujisawa, (iii) any judgment, decree or order of any court or governmental agency applicable to Fujisawa, Fujisawa Affiliates or their respective assets or (iv) any agreements contracts or commitments to which Fujisawa or any Fujisawa Affiliate is a party or by which they or their respective assets are bound.

          (c) Brokers and Finders.  Fujisawa has not employed any broker,
              -------------------
finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

          (d) Access to Data.  Fujisawa has had an opportunity to review and
              --------------
evaluate data and information relating to ReoPro/TM/ which have been disclosed by Centocor under the Confidentiality Agreement dated March 12, 1996, and based on such evaluation, has determined its interest in entering into this Agreement.

4    EXCLUSIVE DISTRIBUTORSHIP
     -------------------------

     4.1 Centocor hereby appoints Fujisawa as the exclusive distributor of ReoPro/TM/ in Japan. As the exclusive distributor of ReoPro/TM/, exclusive of Centocor and Centocor Affiliates and all other companies, Fujisawa shall exclusively purchase ReoPro/TM/ from Centocor and distribute, promote, market, and sell ReoPro/TM/ in Japan. Fujisawa shall not have the right to assign such exclusive distributorship to any other party except any of its Affiliates.

     4.2 Fujisawa may resell ReoPro/TM/ through Fujisawa Affiliates in Japan. Fujisawa shall be responsible to Centocor for the performance of Fujisawa Affiliates and shall cause such Fujisawa Affiliates to be bound by all the terms and conditions of this Agreement.

     4.3 In the event that Fujisawa elects to commercialize in Japan any monoclonal antibody based pharmaceutical product (other than any other Centocor products commercialized by Fujisawa pursuant to Article 4.4) for the same approved cardiovascular clinical indications (including stroke) as ReoPro/(TM)/, Centocor may convert Fujisawa's exclusive distributorship to semi-exclusive, which means that Centocor, or a Centocor Affiliate, or one other third party, may also distribute, promote, market and sell ReoPro/(TM)/ in Japan. In the event that Fujisawa desires to commercialize in Japan any such product which, in Centocor's sole determination, would be synergistic with rather than competitive with ReoPro/(TM)/, Centocor would permit Fujisawa to commercialize such product in Japan without converting Fujisawa's distributorship with respect to ReoPro/(TM)/ in Japan to semi-exclusive.

     4.4 During the period that Fujisawa maintains exclusive distributorship with respect to ReoPro/(TM)/ under this Agreement, Centocor grants to Fujisawa the right of first refusal to negotiate exclusive distributorship in Japan with respect to any Centocor products utilizing any monoclonal antibody other than 7E3, or 7E3 antibody in a form other than chimeric, for use in the Field. When, in Centocor's judgment any such product is available, Centocor shall provide Fujisawa with an offer containing all relevant documentation and information, including but not limited to clinical data, in its possession concerning such product, and with samples of such product at a price to be agreed upon by the parties hereto. Fujisawa shall have ninety (90) days from receipt of Centocor's offer to notify Centocor that it is willing to negotiate an agreement concerning such offer. If Fujisawa advises Centocor that it does not desire to negotiate an agreement concerning such offer or does not reply within the ninety (90) day time period, Centocor shall be free to reach an agreement with other parties. If Fujisawa is willing to negotiate an agreement, both parties shall negotiate in good faith an agreement concerning Centocor's offer, which agreement shall follow substantially the same form as this Agreement unless any specific factor or situation justifies a different form. If such negotiations are not completed within ninety (90) days from the commencement date of such negotiations,

Centocor shall be free to reach an agreement with other parties. Centocor shall not offer any such new product to any third party on terms more favorable than those offered to Fujisawa without giving Fujisawa a reasonable opportunity to accept such more favorable terms.

     4.5 Nothing contained herein shall be deemed to grant Fujisawa or any Fujisawa Affiliate rights to any in-vitro diagnostic or in-vivo imaging product using the 7E3 antibody.

     4.6 (a) Fujisawa shall use its best efforts to distribute, promote, market, and sell ReoPro/TM/ in Japan. Fujisawa shall conduct its ReoPro/TM/ promotion, advertising, marketing, sales, and distribution activities in Japan in accordance with the established comprehensive business plan as hereinafter provided.

          (b) By December 31, 1997, Fujisawa, with Centocor's assistance provided on an as-requested basis, shall develop a preliminary comprehensive business plan for ReoPro/TM/ and submit such plan to Centocor for Centocor's review. At least once a year both prior to and following commercialization of ReoPro/TM/, the senior marketing management from both parties shall meet to review and update, as appropriate, such comprehensive business plans. Each pre-launch business plan shall include, to the extent feasible, and the final pre-launch plan and each post-launch plan shall absolutely include, but not be limited to, a listing of the medical indications for which Fujisawa intends to sell ReoPro/(TM)/, sales forecasts, advertising plans, Fujisawa's general detailing information concerning ReoPro/(TM)/, etc. In the preparation and execution of the comprehensive business plans for ReoPro/(TM)/, Centocor shall participate to the extent it is able to do so and, at a minimum, Centocor shall timely provide Fujisawa with relevant data and information Centocor and Lilly accumulate from their experience with ReoPro/(TM)/ in other parts of the world.

     4.7 In the event that Fujisawa loses the exclusive distributorship granted hereunder as a result of its breach of the Agreement or pursuant to Article
4.3, but nevertheless maintains a semi-exclusive distributorship with respect to ReoPro/(TM)/, Fujisawa shall supply Centocor or any third party designated by Centocor, at Centocor's expense, with all relevant information related to ReoPro/(TM)/, including all data and other information compiled in the Product Approval process, and all data on adverse reactions, if any.

     4.8 Both parties, including their Affiliates, shall be responsible for compliance with all rules and regulations governing the use and sale of ReoPro/(TM)/ in Japan. ReoPro/(TM)/ shall not be used or sold by Fujisawa and/or Centocor's Japanese Affiliate, as the case may be, in violation of applicable Japanese rules and regulations, or contrary to the stipulations of the applicable ReoPro/(TM)/ package insert.

5    JAPANESE GOVERNMENT APPROVAL
     ----------------------------

     5.1 (a) To provide for the worldwide coordination of the regulatory approval of ReoPro/TM/, as soon as practical and no later than ninety (90) days after the Effective Date of this Agreement, Fujisawa, Centocor and Centocor's Japanese Affiliate shall mutually develop a plan for obtaining Product Approval for the first indication (i.e., high-risk PTCA). Such plan shall detail the steps and plans necessary to obtain Product Approval, including but not limited to, details of the timing of initiation of Phase IIB trials, clinical plans, protocols, patient selection, number of patients to be accrued in each phase of clinical trials, clinical trial sites, the schedule for filing with the appropriate regulatory authorities, and the extent of Centocor's Japanese Affiliate's participation in such clinical development program. Fujisawa and Centocor and/or Centocor's Japanese Affiliate shall meet periodically, but at least once each calendar year, to discuss the progress made against the plan. Should either party desire to revise such plan, such party shall notify the other party and the parties shall mutually agree upon any such changes. Centocor shall not withhold unreasonably its consent to any revision proposed by Fujisawa.

          (b) With respect to each of the other major indications (i.e., PTCA other than high-risk, stroke, AMI, unstable angina), Fujisawa, Centocor and Centocor's Japanese Affiliate shall mutually develop similar plans for obtaining Product Approval for each such other major indication within ninety (90) days after Fujisawa's receipt of relevant data and information pertaining to such indication. Except for the first sentence of Paragraph 5.1(a), all other terms of that Paragraph shall apply, as appropriate, to clinical development plans created under this Paragraph.

          (c) To obtain Product Approval in Japan, Centocor shall cause its Japanese Affiliate to enter into a co-development agreement with Fujisawa to be subsequently negotiated between such parties and to be executed as soon as practical and no later than ninety (90) days after the Effective Date of this Agreement. Such co-development agreement shall contain, among other terms and conditions, the terms and conditions set forth in Paragraph 5.1(d) and Articles
5.2 through 5.7.

          (d) Fujisawa and Centocor's Japanese Affiliate's representatives shall jointly organize and attend clinical investigators' meetings. Representatives of Fujisawa and Centocor's Japanese Affiliate may visit, only with the other party's consent, clinical investigators' sites which are allocated to such other party. Each of Fujisawa and Centocor's Japanese Affiliate shall have the right to participate with the other party at regulatory inspections in Japan and at all meetings with the Ministry of Health and Welfare regarding ReoPro/TM/.

     5.2 In accordance with the initial plan developed pursuant to Article 5.1(a) hereof, Fujisawa and Centocor's Japanese Affiliate shall jointly file any necessary application with the Japanese regulatory authorities seeking approval to initiate clinical trials.

     5.3 Fujisawa, Centocor and Centocor's Japanese Affiliate shall jointly plan for and coordinate the procedures necessary to initiate Phase IIB clinical trials in Japan. Fujisawa and Centocor's Japanese Affiliate shall jointly conduct all clinical trials in Japan in accordance with the initial plan developed pursuant to Article 5.1(a) and any subsequent plans developed pursuant to Article 5.1(b). Such plans shall delineate, among other things, respective responsibilities for enrollment and monitoring of clinical sites, data collection and data analysis. In conducting any clinical trials in Japan, Fujisawa and Centocor's Japanese Affiliate shall utilize, whenever and to the extent possible, Japanese clinical data accumulated by Centocor's Japanese Affiliate and Centocor's non-clinical and clinical data accumulated from Centocor's studies conducted outside Japan. Fujisawa, in its sole discretion, and at its own expense, shall conduct any preclinical studies which may be required for Product Approval. Fujisawa shall bear all of its internal costs and all external costs associated with the clinical development of ReoPro/TM/ in Japan. To the extent that Centocor or Centocor's Japanese Affiliate pays any such external costs as a result of Centocor's Japanese Affiliate's participation in the clinical development program, Fujisawa shall periodically reimburse Centocor's Japanese Affiliate for such expenses following Centocor's presentation to Fujisawa of an accounting of such expenses. Centocor and Centocor's Japanese Affiliate shall bear responsibility for their own internal expenses incurred through their participation in the clinical development program. For purposes of this Agreement, external and internal expenses shall be defined in the co-development agreement referred to in Article 5.1(c).

     5.4 Fujisawa and Centocor's Japanese Affiliate shall use their best efforts to jointly file for Product Approval for the first indication by a date to be established by the clinical development plan pursuant to Article 5.1(a), and for all other indications, by such dates as are established pursuant to
Article 5.1(b).

     5.5 (a) Fujisawa and Centocor's Japanese Affiliate shall jointly apply for and hold Product Approval. Fujisawa and Centocor's Japanese Affiliate shall fully cooperate with each other in the application process for such Product Approval. All fees (document fees, filing fees, etc.) required to be paid in connection with such applications shall be borne jointly by each party named in the application. Fujisawa and Centocor's Japanese Affiliate shall each supply the other with copies of all ReoPro/(TM)/ regulatory filings in original form (including backup documentation) submitted to the Japanese Health Authorities.

          (b) For so long as Fujisawa retains its exclusive distributorship pursuant to Article 4.1, neither Centocor nor any Centocor Affiliate shall utilize its Product Approval to distribute, promote, market and sell ReoPro/(TM)/ in Japan, or assign such Product Approval to enable any third party to sell ReoPro/(TM)/ in Japan.

          (c) Fujisawa shall promptly provide Centocor through Centocor's Japanese Affiliate with a copy of Fujisawa's entire Product Approval application document in Japanese and a brief summary of such document in English. Centocor's Japanese Affiliate shall promptly provide Fujisawa with a copy of its entire Product Approval application document in Japanese.

          (d) Fujisawa shall promptly provide Centocor through Centocor's Japanese Affiliate with copies of all relevant information (including a summary in English) pertaining to ReoPro/(TM)/, developed or obtained by Fujisawa in connection with its activities under this Agreement including, but not limited to, data on clinical trials, stability data, and any other pre-clinical or clinical data (such as toxicity or adverse reactions) relevant to ReoPro/(TM)/.

          (e) Centocor shall promptly, after the Effective Date of this Agreement and from time to time thereafter, provide Fujisawa, free of charge, with copies of all relevant information pertaining to ReoPro/(TM)/ developed or obtained by Centocor, Centocor Affiliates or Lilly, required to obtain Product Approval and NHI Price listing, and to satisfy the purposes of this Agreement. In addition, Centocor shall provide Fujisawa with manufacturing documents and any other data reasonably required to obtain Product Approval.

          (f) Centocor's production facilities for ReoPro/(TM)/ may be inspected if and as required during Centocor's normal business hours by governmental officers of Japanese Health Authorities.

     5.6 Fujisawa and Centocor's Japanese Affiliate shall both apply for Product Approval using the ReoPro/(TM)/ trademark ("Trademark").

     5.7 Fujisawa shall have unlimited use of the Trademark and the trade dress of ReoPro/(TM)/ for use in connection with the sale of ReoPro/(TM)/ in Japan, which Trademark shall be prominently displayed on all ReoPro/(TM)/ packaging. Such use shall be exclusive for so long as Fujisawa retains exclusive distributorship to ReoPro/(TM)/ pursuant to Article 4.1. Centocor shall become a sole registered owner of the Trademark in Japan, and shall maintain the validity of the registered ownership.

     5.8 Fujisawa, Centocor and Centocor's Japanese Affiliate shall cooperate in undertaking whatever arrangements are necessary in order to maintain the validity of the Product Approval, once issued.

     5.9 Fujisawa, Centocor and Centocor's Japanese Affiliate shall use their best efforts to obtain and maintain the highest possible NHI Price for ReoPro/(TM)/, and to minimize discounts from such price allowed to wholesalers and other health care providers.

     5.10 During the period that Fujisawa maintains its exclusive distributorship with respect to ReoPro/(TM)/ under this Agreement, Fujisawa shall carry out at its expense any Phase IV clinical studies or Post-Marketing Surveillance (PMS) required for ReoPro/(TM)/ under the relevant laws or regulations in Japan. In the event that Fujisawa's exclusive distributorship with respect to ReoPro/(TM)/ should be changed to semi-exclusive within six (6) years of Product Approval, Fujisawa, Centocor and Centocor's Japanese Affiliate shall consult to determine the method of work- and cost-sharing for PMS.

     5.11 For purpose of this Agreement, Centocor shall be responsible to Fujisawa for the performance of Centocor's Japanese Affiliate and shall cause such Japanese Affiliate to be bound by all terms and conditions of this Agreement.

6  SALES TERMS
   -----------

     6.1 Subject to the other terms and conditions of this Agreement, Fujisawa shall exclusively purchase its requirements of ReoPro/(TM)/ in finished, salable form from Centocor, and Centocor shall exclusively supply Fujisawa with such requirements. Each party shall maintain a reasonable level of inventory of ReoPro/(TM)/ to meet market demand based on Fujisawa's annual rolling forecast of its ReoPro/(TM)/ needs and such level of inventory shall be agreed upon prior to or at the time of first Commercial Sale. Fujisawa shall, at all times, target an inventory level of XXXXXXXXXX sales of ReoPro(TM). Fujisawa shall submit to Centocor the first annual rolling forecast of its ReoPro(TM) needs after completion of deliberations by the Chosa-kai of the Central Pharmaceutical Affairs Council and thereafter shall update such rolling forecast on a quarterly basis. Binding orders for the desired quantity of ReoPro(TM) shall be placed by Fujisawa via telex or telefax to Centocor not less than one hundred and twenty
(120) days prior to the desired date of shipment.

     6.2 (a) ReoPro(TM) to be supplied to Fujisawa hereunder shall be in finished package form (including labeling, packaging, and package insert developed pursuant to Article 6.3) ready for distribution and sale by Fujisawa to the market in Japan, and shall conform to the specifications to be agreed upon separately by the parties hereto and to be set forth in Appendix A to be added by amendment to this Agreement ("Specifications"), and shall conform to Japanese Health Authority regulations. Centocor's current specifications for ReoPro(TM) are provisionally set forth in Appendix B. The label for ReoPro(TM) shall designate Centocor as the manufacturer and Fujisawa as the distributor, and the names of both parties shall appear on such label with equal prominence. Centocor shall provide a timely supply of ReoPro(TM) to Fujisawa provided Fujisawa's requests for ReoPro(TM) are within its forecasted requirements submitted to Centocor in accordance with Article 6.1. In addition, if Fujisawa requests a quantity of ReoPro(TM) in any purchase order in excess of its forecasted requirements, Centocor shall use its best effort to timely supply Fujisawa with such excess quantities. Centocor shall ensure that each lot of ReoPro(TM) supplied to Fujisawa has a remaining shelf life of not less than XXXXXXXXXX at the time of its arrival at the destination port in Japan.

     (b) Upon receipt of each shipment of ReoPro(TM), Fujisawa shall promptly make or have made quantity inspection thereof and such quality inspection (including official control tests by government authorities) as must be done in compliance with regulatory requirements, if any. In the absence of, or in addition to, such regulatory requirements for quality inspection, Fujisawa may, at its sole discretion, make or have made quality inspection ("non-compulsory inspection") of any shipment by random sampling promptly upon its receipt from Centocor or during its storage at

Fujisawa and shall inform Centocor of any claims for failure of such shipment to meet the Specifications or of quantity shortfalls as soon as possible. ReoPro(TM) used for such quality inspection shall be supplied free-of-charge, if it is a reasonable quantity. In the event of justified claims, Centocor shall at its cost deliver to Fujisawa replacement quantities of ReoPro(TM) meeting the Specifications as soon as possible. If Fujisawa does not provide a notice of non-conformance within ninety (90) days of receipt of any shipment (or within one hundred and twenty (120) days of receipt of any shipment in case of official control test requirement imposed on ReoPro(TM)), Fujisawa shall not have the right to return such shipment, except for any defect that could not be detected due to omission of non-compulsory inspection by Fujisawa or by inspection properly conducted by Fujisawa in accordance with the testing methods described in the Specifications and that is discovered after such inspection or after Fujisawa's delivery of ReoPro(TM) to its customers.

     (c) Fujisawa may, upon prior notice, have QA (Quality Assurance), QC (Quality Control), SOP (Standard Operating Procedure) and release specifications of ReoPro(TM) inspected in Centocor's or Centocor Affiliate's facility during Centocor's normal business hours by its appropriate employees or its authorized representatives, which representatives shall be acceptable to Centocor.

     (d) Upon Fujisawa's request, Centocor shall (i) issue a certificate or statement in a form prescribed by Fujisawa or the competent authorities that will certify or describe Centocor's compliance with Good Manufacturing Practice or other regulatory requirements relating to the manufacture, storage, quality control, quality assurance or exportation of ReoPro(TM), and (ii) provide the competent authorities with proper documentation relating to the manufacture, storage, quality control, quality assurance or exportation of ReoPro(TM), to the extent these are required for regulatory purposes. Centocor shall not modify its manufacturing methods and/or specifications for ReoPro(TM) without first seeking Fujisawa's consent to such modifications, which consent shall not unreasonably be withheld.

     (e) If it appears that Centocor will be unable to supply Fujisawa's forecasted requirements of ReoPro(TM), the parties shall meet immediately to discuss alternative sources of supply. If Centocor becomes unable to fully supply Fujisawa's reasonably forecasted requirements of ReoPro(TM), Centocor shall allocate available supplies between Fujisawa and Lilly based upon each company's sales of ReoPro(TM) during the preceding six-month period.

     6.3 ReoPro(TM) shall be distributed and sold by Fujisawa only in original packaging and with labeling as provided by Centocor and shall bear the Trademark defined in Article 5.6 hereof, provided, however, that ReoPro(TM) labeling, packaging and packaging insert shall be developed by Fujisawa in consultation with Centocor and in accordance with Japanese Health Authorities regulations. ReoPro(TM) components shall not be mixed, repackaged, sold separately, sold or offered in any form by Fujisawa other than that provided by Centocor.

     6.4 Fujisawa shall make reasonable efforts to comply with proper trademark usage to prevent dilution of the Trademark rights secured by Centocor. Consistent with the foregoing, Centocor shall have the right to approve Fujisawa advertising and manner of trademark usage with respect to the Trademark. In order to assure quality control, Fujisawa shall use the Trademark only on ReoPro(TM) supplied under this Agreement by Centocor. Fujisawa acknowledges that the

Trademark is the sole property of Centocor, use by Fujisawa of the Trademark inures to the benefit of Centocor.

     6.5 Prior to first use, Fujisawa shall use its best efforts to provide to Centocor copies of representative ReoPro(TM) advertising and promotional literature, brochures, and catalogs for Centocor's comments.

     6.6  (a) For use in human clinical studies, Fujisawa shall purchase ReoPro
(TM) and all placebo from Centocor at Centocor's then current fully-burdened cost. If Fujisawa reasonably determines that it is necessary to conduct any preclinical studies, Centocor shall supply reasonable quantities of ReoPro(TM) for such studies free of charge.

     (b) Fujisawa's purchase price of ReoPro(TM) for its Commercial Sales for each applicable period shall be XXXXXXXXXX of Fujisawa's Net Sales Price of ReoPro(TM) for such period.

     (c) All ReoPro(TM) shipments from Centocor to Fujisawa shall be F.O.B. Centocor's place of shipment.

     6.7 (a) Prior to the first expected shipment of ReoPro(TM) from Centocor to Fujisawa for Commercial Sale, the parties shall estimate the average Net Sales Price at which Fujisawa will sell each Vial of ReoPro(TM). Based upon such estimate, the parties shall establish an initial transfer price (the "Transfer Price") such that such Transfer Price shall approximate the applicable amount Centocor would receive on each Vial of ReoPro(TM) sold by Fujisawa. The parties shall review the Transfer Price as circumstances dictate from time to time.

     (b) Upon each shipment of ReoPro(TM) from Centocor to Fujisawa, Centocor shall send to Fujisawa an invoice, accompanied by the shipping documents and a certificate of analysis for each lot, for all Vials in such shipment at the Transfer Price. Fujisawa shall pay such invoices within ninety (90) days of the invoice date.

     (c) Within thirty (30) days following the last day of each calendar quarter during the Term of this Agreement, Fujisawa shall furnish to Centocor a written statement specifying (i) the quantities of ReoPro(TM) Vials sold or otherwise disposed of in such calendar quarter, (ii) Fujisawa's best estimate of the aggregate Net Sales Price of ReoPro(TM) Vials sold in such calendar quarter,
(iii) any difference between the amount owed to Centocor pursuant to Article 6.6(b) of the Agreement with respect to ReoPro(TM) Vials sold during such calendar quarter and the aggregate Transfer Price invoiced for such quantity sold, and (iv) its inventory of ReoPro(TM) at the end of such calendar quarter. Payment of the total amount due to Centocor shall accompany the report. If any report indicates that Fujisawa is due a credit from Centocor, such credit shall be taken against the next ReoPro(TM) invoice or quarterly report. For purposes of this Article, Fujisawa's best estimate shall be based on its last semi-annual settlement to its wholesalers. When each such settlement becomes final, Fujisawa shall adjust its next quarterly report to reflect any difference between the actual settlement for such period and the estimate used by Fujisawa.

     (d) If any Vials shipped to Fujisawa and invoiced by Centocor cannot be resold by Fujisawa as a result of Fujisawa's improper handling or storage of such Vials, Fujisawa shall nevertheless remain obligated to pay Centocor the Transfer Price of such Vials.

     (e) Fujisawa's Net Sales Price of ReoPro(TM) Vials sold by Fujisawa shall be converted to United States Dollars at the prevailing spot exchange rate between the Japanese Yen and United States Dollar for the last business day of the quarter in which such sales are made, as quoted by Nikkei Shinbun. All amounts payable by Fujisawa to Centocor shall be paid in United States Dollars in a bank account designated by Centocor.

     (f) Centocor shall have the right for a period of three (3) years after receiving any ReoPro(TM) sales statement from Fujisawa to verify the payments. Fujisawa shall maintain complete and accurate records for the latest three (3) years in sufficient detail to enable the amounts due to Centocor hereunder to be determined. Fujisawa agrees to permit such books and records to be examined on thirty (30) days' advance written notice, but not more than once in any calendar year. The examination shall be made by an independent certified public accountant retained by Centocor and reasonably acceptable to and approved by Fujisawa. Any such audit shall be at the expense of Centocor and conducted during business hours of Fujisawa. The purpose of such audit shall be solely for verifying the amounts payable as provided for in this Agreement, and such accountant shall disclose to Centocor only the information required for that purpose. In the event such audit establishes that Fujisawa has underpaid the amount due by five percent (5%) or more during any calendar quarter, Fujisawa shall promptly pay the remaining amounts due as established by such audit, with interest, at an annual rate of ten percent (10%), and reimburse Centocor for its out-of-pocket expense of such audit.

     6.8 Late payments shall be subject to a penalty equal to an annual rate of ten percent (10%) of the principal amount outstanding. Accrued penalties shall be added to principal amounts outstanding on a monthly basis. All bank fees and currency commissions, if any, shall be for the account of Fujisawa. The risk and/or benefit of translating foreign currencies into United States Dollars which may arise in the period between any payment due dates herein and actual dates of late payment shall be for the account of Fujisawa.

     6.9 Fujisawa shall promptly advise Centocor of the initial NHI Price for ReoPro(TM), once established, and any subsequent change in such price.

7  MILESTONE PAYMENTS
   ------------------

     7.1 As compensation for its appointment as exclusive distributor in connection with sales of ReoPro(TM) in Japan, Fujisawa shall make non-refundable payments to Centocor by wire transfer as follows:

     (a) Fifteen Million Dollars ($15,000,000) upon execution of this Agreement;

     (b) Six Million Dollars ($6,000,000) upon XXXXXXXXXX; and

     (c) Six Million Dollars ($6,000,000) upon XXXXXXXXXX.

     Each of the above payments shall be payable by Fujisawa within thirty (30) days of the respective dates such payments come due.

     7.2 If laws or regulations require withholding by Fujisawa of taxes imposed upon Centocor on account of any payments due Centocor under this Agreement, such taxes shall be deducted by Fujisawa from such payments and shall be remitted by Fujisawa to the proper taxation authority. Fujisawa shall secure and submit to Centocor official documentation attesting to the payment of such taxes, in order for Centocor's tax records to be suitably adjusted.

8  CENTOCOR'S BEST KNOWLEDGE REPRESENTATIONS; WARRANTIES
   -----------------------------------------------------

     8.1  Centocor, to its best knowledge, represents the following to Fujisawa:

     (a) Centocor is not aware of any third party patents, trade secrets, or other proprietary rights which would be infringed or violated by Fujisawa's commercialization of ReoPro(TM) in Japan; and

     (b) Subject to the results of clinical trials of ReoPro(TM) to be conducted in Japan, Centocor is not aware of any reason why ReoPro(TM) should not be registerable in Japan.

     8.2 Centocor warrants that, as of the Effective Date of this Agreement, no other person or entity holds any license or commercialization rights to ReoPro(TM) in Japan.

     8.3 Centocor warrants that ReoPro(TM) supplied to Fujisawa will meet the Specifications, and will be merchantable and fit for the purposes of Fujisawa's use, sale and distribution pursuant to this Agreement. All other warranties, expressed or implied, including without limitations any warranty of merchantability or fitness for any purpose other than that stated hereinabove, are expressly excluded from this Agreement or any sale pursuant hereto.

9  INDEMNIFICATION AND INSURANCE
   -----------------------------

     9.1 Centocor shall defend and indemnify Fujisawa, Fujisawa Affiliates and their respective directors, officers, employees and agents against all claims, losses, damages, liabilities, and expenses, including reasonable attorneys' fees (collectively "Losses") arising out of or resulting from (a) any liability or claim arising from the manufacture, sale or use of ReoPro(TM) (except in the event that any such Losses are caused by or arise out of the negligence, willful misconduct or illegal acts of Fujisawa, any Fujisawa Affiliates or any of their respective directors, officers, employees or agents); or (b) any other claim relating to ReoPro(TM) to the extent such Losses are caused by or arise out of the negligence, willful misconduct or illegal acts of Centocor, any Centocor Affiliates or any of their respective directors, officers, employees or agents; provided, however, that Fujisawa shall (i) promptly notify Centocor in writing of the claim; and (ii) fully cooperate in the defense of the claim, which shall be paid for and controlled by Centocor, including without limitation giving complete access to all relevant records. Centocor may settle any such claims only with Fujisawa's consent, which shall not be withheld unreasonably.

     9.2 Fujisawa shall defend and indemnify Centocor, Centocor Affiliates and their respective directors, officers, employees and agents against any Losses arising out of or resulting from any claim made against Centocor relating to ReoPro(TM) in the event that any such Losses are caused by or arise out of the negligence, willful misconduct or illegal acts of Fujisawa, any Fujisawa Affiliates, or any of their respective directors, officers, employees or agents in connection, in any manner, with the sale, distribution or promotion of ReoPro(TM) by Fujisawa or any other transactions contemplated by this

Agreement; provided, however, that Centocor shall (i) promptly notify Fujisawa in writing of the claim; and (ii) fully cooperate in the defense of the claim, which shall be paid for and controlled by Fujisawa, including without limitation giving complete access to all relevant records. Fujisawa may settle any such claim only with Centocor's consent, which shall not be withheld unreasonably.

     9.3 During the term of this Agreement Centocor shall maintain in force ReoPro(TM) liability insurance coverage with commercially reasonable limits, in consultation with Fujisawa. Centocor shall use its best effort to cause Fujisawa to be a named insured. The document which confirms such insurance coverage of ReoPro(TM) shall be provided to Fujisawa.

     9.4 Each of Fujisawa and Centocor agrees to indemnify the other for any breach by Fujisawa or Centocor, as the case may be, of its representations and warranties contained in Articles 2.1, 3.1, 8.1, 8.2 and 8.3, respectively.

10  THIRD PARTY INFRINGEMENT
    ------------------------

     10.1 (a) The party to this Agreement first having knowledge of any imitations of ReoPro(TM) or of any actual, suspected or threatened infringement of the patents, Trademark, or other property rights relating to ReoPro(TM), shall promptly notify the other in writing. The notice shall set forth the relevant facts in reasonable detail.

          (b) Centocor shall have the primary obligation to institute, prosecute, and control any action or proceeding with respect to such infringement, by counsel of its own choice, and Fujisawa shall have the right, at its own expense, to be represented in that action by counsel of its own choice. If Centocor fails to bring an action or proceeding within a period of one hundred and twenty (120) days after receiving written notice from Fujisawa or otherwise having knowledge of that infringement, Fujisawa shall have the right to bring and control any such action by counsel of its own choice, and Centocor shall have the right to be represented in any such action by counsel of its own choice at its own expense.

     If one party brings any such action or proceeding and the other party determines to pursue such action or proceeding, the second party agrees to be joined as a party plaintiff and to give the first party reasonable assistance and authority to file and prosecute the suit. The out-of-pocket costs and expenses of the party bringing suit under this paragraph shall be reimbursed first out of any damages or other monetary awards recovered in favor of Centocor and/or Fujisawa. Any remaining damages or other monetary awards shall be divided evenly between the parties. To the extent damages and monetary awards are insufficient to cover the costs and expenses of the party bringing the suit, those costs and expenses will be divided evenly between the parties.

     If one party brings any such action or proceeding and the other party determines not to pursue such action or proceeding, the second party nevertheless agrees to be joined as a party plaintiff and to give the first party reasonable assistance and authority to file and prosecute the suit. In such case, the party bringing the action or proceeding shall bear all costs associated therewith and shall be entitled to all damages or other monetary awards to the exclusion of the other party.

     (c) Any settlement or other voluntary disposition of an action under this Article shall require the joint consent of Centocor and Fujisawa, which consent shall not be withheld unreasonably.

     10.2 (a) Fujisawa shall promptly notify Centocor in writing in the event that any claim, action, proceeding or litigation against Fujisawa is initiated by a third party charging Fujisawa with infringement of a patent, trademark or other property rights of any such third party as a result of the development, use and sale in Japan of ReoPro(TM) as delivered to Fujisawa by Centocor. Centocor shall (i) assume the defense of any such claim, action, proceeding, or litigation if it arises solely due to the development, sale or use of ReoPro(TM) as delivered to Fujisawa by Centocor and not due to any repacking, use with another compound or other use by Fujisawa other than the development, use or sales of ReoPro(TM) as delivered to Fujisawa; (ii) pay the expenses of such defense; and (iii) indemnify Fujisawa against any money damages and costs awarded in such suit; provided that (A) Centocor shall have sole and exclusive control of the defense of such suit, and sole and exclusive control of all negotiations relative to the settlement thereof; (B) the liability claimed shall have arisen solely because of Centocor's selection as to design, composition, or manufacture of ReoPro(TM), and that ReoPro(TM) is used by Fujisawa in the form, condition, and for the purpose supplied by Centocor; and (c) Fujisawa shall have promptly informed Centocor, in writing, of any claim with respect to which Fujisawa seeks indemnity from Centocor hereunder.

     (b) Fujisawa shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be the expense of Fujisawa, unless the employment of such counsel has been authorized, in writing, by Centocor.

     10.3 Upon execution of this Agreement and periodically thereafter, the parties shall mutually review the patent situation related to ReoPro(TM) and Centocor shall take such steps as the parties may mutually agree to be necessary to prevent any patent infringement problems. Centocor shall keep Fujisawa informed of the progress of such steps in a timely manner.

     10.4  Fujisawa may register the Trademark  referred to in Articles 5.6 and
5.7 hereof with the Japanese Patent Office. Upon Fujisawa's request, Centocor shall assist Fujisawa in effecting such registration by executing and delivering all necessary instruments and documents.

11  CONFIDENTIALITY
    ---------------

     11.1 All proprietary information disclosed by either party to the other shall be received by the receiving party (including all appropriate employees) in strictest confidence and used solely in furtherance of this Agreement and accorded the same degree of confidentiality and secrecy with which the receiving party holds its own most confidential information of a similar nature but in no event less than reasonable care. Such confidential information shall not be disclosed to any persons other than (a) employees or agents of the receiving party or independent contractors employed by the receiving party who have reasonable need for access to such information in connection with the receiving party's performance under this Agreement and who are bound to the receiving party, as applicable, by a written agreement of confidentiality containing terms consistent with those contained in this Article; (b) governmental authorities, as required, to obtain necessary regulatory clearances; (c) Centocor Affiliates or Fujisawa Affiliates, as applicable, provided that such Affiliates are bound to the receiving party, as applicable, by an agreement of confidentiality containing terms consistent with those contained in this Article; (d) clinicians and other outside investigators to the extent necessary for the receiving party's performance under Article 5 of this Agreement; and (e) medical institutions and other customers (actual or potential) to the extent necessary for the receiving party's activity in the promotion and sale of ReoPro(TM) (for example, to obtain necessary formulary clearances of ReoPro(TM) or for the purpose of submission of drug information regarding ReoPro(TM) mandated for filing by the Drug Information Department of hospitals); provided, however, that the parties shall consult concerning disclosure of confidential information relating to the manufacture of ReoPro/(TM)/, if and when such disclosure is requested by medical institutions, etc. Information shall not be deemed to be proprietary information and such restrictions shall not apply to any such information (i) which is, or subsequently may become, within the knowledge of the general public, without the fault of the receiving party; (ii) which is known to the receiving party prior to the time of receipt thereof from the disclosing party, as shown by competent written records; (iii) which is proved to have been developed by the receiving party, independently and wholly without resort to the proprietary information of the disclosing party, as shown by competent written records; (iv) which is subsequently rightfully obtained from sources other than the disclosing party and without confidential restriction in favor of the disclosing party.

     11.2 Nothing herein shall prevent either Centocor or Fujisawa from using its own technology for any purpose not otherwise prohibited by this Agreement.

12   TERM AND TERMINATION
     --------------------

     12.1 This Agreement shall continue for so long as Fujisawa or any of its Affiliates continues to develop, market and sell ReoPro/(TM)/ in Japan. Fujisawa may terminate this Agreement at any time, in its sole discretion, upon immediate written notice to Centocor if Fujisawa concludes that the results of clinical trials of ReoPro/(TM)/ in Japan are inadequate to support the commercialization of ReoPro/(TM)/ in Japan, or Japanese market conditions have changed adversely such that Fujisawa no longer desires to promote, market, sell and distribute ReoPro/(TM)/ in Japan.

     12.2 This Agreement may be terminated by either party (a) in the event of a substantial default by the other party on any obligation hereunder, by serving written notice on the defaulting party, which termination shall be effective sixty (60) days after receipt of such written notice, unless such substantial default is rectified within such sixty (60) days; or (b) immediately upon written notice in the event of the bankruptcy or insolvency of the other party unless the trustee in bankruptcy or receiver of such party shall assume this Agreement or otherwise give reasonable assurance of the performance of all covenants, terms and conditions of this Agreement. No such termination shall affect or discharge any obligation of either party which arose prior to the Effective Date of such termination with respect to monies owed or confidential information.

     12.3  (a)  If this Agreement is terminated (i) by Fujisawa pursuant to
Article 12.1, (ii) by Centocor on grounds of a substantial default by Fujisawa, or (iii) upon termination pursuant to Article 12.2(b), Fujisawa shall, upon the request of Centocor and if reasonably required, promptly and free of charge, execute any document necessary to transfer to Centocor or its nominee any approvals, licenses, regulatory submissions and/or similar requests for approval then on file, whether approved or not, which approvals, licenses, submissions or requests are directed specifically to the use of ReoPro(TM), and shall cooperate fully in assisting Centocor in obtaining the approval of the appropriate regulatory authorities to transfer such licenses, approvals, submissions or requests. Further, Fujisawa shall transfer to Centocor all data, information and other documents relative to any such ReoPro/TM/ applications, licenses or approvals.

     (b) If this Agreement is terminated by Fujisawa on grounds of a substantial default by Centocor, Fujisawa will, at Centocor's request and if reasonably required, perform the same tasks as set forth in Paragraph 12.3(a), but only on such financial terms to be negotiated between the parties that would reasonably compensate Fujisawa for its efforts.

     12.4  Articles 2.1, 3.1, 8.1, 8.2, 8.3, 9.1, 9.2, 9.4, 10.2, 11.1, and 12.3
shall not terminate upon termination of this Agreement. Such Articles shall survive the termination of this Agreement for an indefinite period of time except Article 11.1, which shall survive for a period of five (5) years following termination, and except Article 12.3, which shall survive for a period of two (2) years following termination.

     12.5 Termination of this Agreement by either party on grounds of a substantial default by the other party may be effected without prejudice to any remedy or claims that the non-defaulting party may have against the defaulting party for the default.

13   LIMITATION OF DAMAGES
     ---------------------

     13.1 Except to the extent of the indemnification provided in Articles 9 and 10.2(a)(iii), or except the remedy or claims for actual damages in the case of termination of this Agreement due to a substantial default, neither party shall be liable to the other for loss of profit or incidental or consequential damages in any claims arising out of or relating to this Agreement, whether based on warranty, contract, negligence or strict liability.

14   EXCUSED DELAY
     -------------

     14.1 The timely performance of either party will be excused, and shall not constitute a breach, or grounds for termination or prejudice of any rights hereunder, if the delay of performance is the result of circumstances or occurrences beyond the reasonable control of the party whose performance is excused hereunder, provided that such party shall promptly provide written notice of such delay and the reason therefor to the other party and shall resume performance immediately after the cause of delay is removed and shall during such delay be reasonably diligent in avoiding further delay. Without limiting the generality of circumstances or occurrences beyond the reasonable control of either party, examples of such circumstances or occurrences are strikes, shortages of power, materials or transportation, acts of government or of God, sabotage and insurrection.

15   NOTICES
     -------

     15.1 Any notice required under this Agreement shall be considered given upon the earlier of (a) when actually received at the address set forth below; or (b) three (3) business days after such notice, properly addressed and dispatched by international courier service, is sent by either party to the other. The proper addresses for notice are as follows:

           From Centocor to Fujisawa:
           Fujisawa Pharmaceutical Co., Ltd.
           4-7, Doshomachi, 3-chome
           Chuo-ku, Osaka, 541
           Japan
           Attention:  Executive Director
                       Legal Affairs Division


           From Fujisawa to Centocor:
           Centocor, Inc.
           200 Great Valley Parkway
           Malvern, Pennsylvania 19355, U.S.A.
           Attention:  Secretary

or to other addresses or addressees as the parties hereto may designate in writing for such purpose during the term of this Agreement.

16   NO WAIVER
     ---------

     16.1 No failure or delay on the part of a party in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall be deemed a waiver of any other right hereunder.

17   ASSIGNMENT
     ----------

     17.1 Neither party shall assign this Agreement or any part hereof or any right or obligation hereunder to any third party without the prior written consent of the other party, which consent shall not be withheld unreasonably. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18   HEADINGS
     --------

     18.1 The captions and Article headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

19   RELATIONSHIP BETWEEN THE PARTIES
     --------------------------------

     19.1 Fujisawa and Centocor agree that each party to this Agreement is operating as an independent contractor and not as an agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

20   ARBITRATION
     -----------

     20.1 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law provisions. Any dispute between the parties relating to this Agreement shall, unless resolved by the parties hereto within sixty (60) days after such dispute arises, be referred to binding arbitration pursuant to the rules of the International Chamber of Commerce. Arbitration proceedings shall be held in Philadelphia if the arbitration is initiated by Fujisawa and in Osaka if it is initiated by Centocor.

21   ANNOUNCEMENTS
     -------------

     21.1 Neither Centocor or Centocor Affiliates nor Fujisawa or Fujisawa Affiliates shall originate any publicity, news release, or other public announcement, whether to the public press, to stockholders, or otherwise, disclosing the terms of this Agreement or of any amendment hereto, without the prior written approval of the other party, which approval shall not unreasonably be withheld or delayed, provided that nothing in this Article shall be deemed to prevent either party from making such disclosures or announcements which, in the opinion of counsel, are legally required.

22   ENTIRE AGREEMENT, MODIFICATION
     ------------------------------

     22.1 This Agreement constitutes the entire Agreement between the parties, supersedes all written or oral prior agreements or understandings relating to the subject matter of this Agreement, and no variation or other modification of this Agreement or waiver of any of its terms or provisions shall be deemed valid unless in writing and signed by both parties.

23   SEVERABILITY
     ------------

     23.1 Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

CENTOCOR, INC.


By:     /s/ David P. Holveck
     ----------------------------
Name:    David P. Holveck
Title:   President and
         Chief Executive Officer
Date:    August 15, 1996
       --------------------------


FUJISAWA PHARMACEUTICAL CO., LTD.


By:    /s/ Akira Fujiyama
     ----------------------------
Name:    Akira Fujiyama
Title:   President and
         Chief Executive Officer
 Date:    August 13, 1996
        -------------------------